For Immediate Release

April 3, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Provides First Quarter 2024 Business Update

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today provided a business update for the quarter ended March 31, 2024. Additionally, the Company announced that it will be participating in the Morgan Stanley Triple Net REIT Day on April 9, 2024.

Q1 2024 BUSINESS UPDATE

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During the first quarter, we invested $40.1 million, including $37.1 million in development fundings and $3.0 million in revenue generating capital expenditures. The development fundings primarily relate to our previously disclosed state-of-the-art one million square foot tri-climate distribution facility in Sarasota, Florida, which is expected to open in the third quarter of 2024. The facility will be leased to UNFI pursuant to a 15-year net lease with multiple renewal options and 2.50% annual rent escalations. The stabilized yield upon completion is estimated to be approximately 7.2%, and together with rent escalations will translate into a GAAP capitalization rate of approximately 8.3%. The revenue generating capital expenditures had a weighted average initial cash capitalization rate of 8.0%, lease term of 8.0 years, and annual rent increase of 2.5%.
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Through the date of this release, we have $282.7 million of committed investments, including $202.8 million in acquisitions under control, $74.1 million of commitments to fund developments, and $5.8 million of commitments to fund revenue generating capital expenditures with existing tenants. The $202.8 million in acquisitions under control, which we define as under contract or executed letter of intent, include $105.7 million in industrial properties and $97.1 million in retail and restaurant properties. $149.5 million of the acquisitions are off-market deals sourced directly through developer and other relationships. We anticipate these acquisitions will close during April and May of 2024.
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During the first quarter, we sold 37 clinically-oriented healthcare properties for gross proceeds of $251.7 million at a weighted average capitalization rate of 7.9%. The properties represented approximately 48% of our clinically-oriented healthcare portfolio and had a weighted average remaining lease term of 4.4 years. As a result of the sale, our healthcare portfolio decreased to 13.4% of ABR at March 31, 2024. Our industrial, restaurant, retail, and office portfolio represented 54.2%, 14.2%, 11.9%, and 6.3%, respectively, of ABR at March 31, 2024.
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During the first quarter, we collected 99.0% of base rents due for all properties under lease, and our portfolio was 99.2% leased based on rentable square footage, with only three of our 759 total properties vacant and not subject to a lease as of quarter end.

MANAGEMENT COMMENTARY

“I am excited to announce that we have closed on the sale of $251.7 million of our clinically-oriented properties as part of our healthcare portfolio simplification strategy, with the entirety of the net proceeds slated for redeployment into our $282.7 million of investments under control,” said John Moragne, BNL's Chief Executive Officer. “With continued strong portfolio operating performance during the first quarter and continued solid balance sheet fundamentals, this is a significant milestone in building the momentum needed for multiple expansion, long-term growth, and increased shareholder value. Looking ahead, we remain optimistic about the year, and confident in our ability to execute on our strategic vision and drive sustained growth across our diversified real estate assets.”

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2024, BNL’s diversified portfolio consisted of 759 individual net leased commercial properties with 752 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, restaurant, healthcare, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2024 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.